Exhibit 10.1

AMENDMENT TO

BOSTON COMMUNICATIONS GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

NON-FOUNDERS’ AGREEMENT

THIS AMENDMENT is made by and between Boston Communications Group, Inc., a Massachusetts corporation having a mailing address of 55 Middlesex Turnpike, Bedford MA 01730 (the “Company”), and E. Y. Snowden (the “Executive”).

WHEREAS, the Company and the Executive entered into a certain supplemental executive retirement agreement dated as of January 29, 2007 (the “Agreement”);

WHEREAS, the Company and the Executive desire to amend the Agreement bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations issued thereunder;

WHEREAS, the Company and the Executive desire to select a date for a lump sum payment of the Executive’s accrued benefits under the Agreement; and

WHEREAS, the Company and the Executive desire to also terminate the Agreement effective as of January 29, 2007.

NOW, THEREFORE, the parties hereto agree to amend the Agreement as follows:

1.	Section 1.1 is hereby amended to read as follows:

1.1 Accrued Benefit

shall mean an annual supplemental retirement benefit in an amount determined by:

multiplying (i) the Benefit Percentage (determined as of December 31, 2006) times (ii) the Executive’s Final Average Compensation (determined as of December 31, 2006);

then, multiplying such result by the Vested Percentage (determined as of December 31, 2006); and

then subtracting from such result the following:

the annual amount payable (before earnings reductions) to the Executive as a family social security retirement benefit at age sixty-five (65) (or such later age as full Social Security benefits would become payable to the Executive under then-applicable law, it being understood that this deduction will be made even if benefits are not yet being paid to the Executive);

the annual pension payable to the Executive from any defined benefit plan of the Company or any prior employer of the Executive (determined using the annual pension amount as in effect as of December 31, 2006), and the aggregate Annual Annuity Equivalent for any and all defined contribution plans, including 401(k) plans (excluding any amounts attributable to the Executive’s own contributions) maintained by the Company during the Executive’s employment (determined as December 31, 2006).

Notwithstanding the foregoing, in the event of the occurrence of any circumstances described in Section 1.17.2 prior to the payment of the Executive’s Accrued Benefit, the Vested Percentage shall be adjusted pursuant to Section 1.17.2.

For all purposes under this Agreement, the Executive’s Accrued Benefit shall be paid in the actuarial equivalent form of a lump sum.

2.	Section 1.5 is hereby amended to read as follows:

1.5 Benefit Percentage

shall be equal to 3.89 percentage points (3.89%), multiplied by the Executive’s Years of Service, calculated as of December 31, 2006. The Benefit Percentage shall not exceed 70%.

3.	Section 1.17.2 (b) is hereby amended to read as follows:

“1.17.2 (b) Following (i) the Executive’s Disability or (ii) a Change in Control, the Vested Percentage shall be 100%, but if the Executive’s Accrued Benefit at 100% vesting is less than $20,000 the Company will make sufficient funds available to increase the Executive’s Accrued Benefit to not less than $20,000.”

4.	A new Section 1.17.3 is hereby added to read as follows:

1.17.3 Except as provided in Section 1.17.2, the Executive’s Vested Percentage shall be calculated by reference to Years of SMT Service completed as of December 31, 2006.

5.	Section 2.1 is hereby amended to read as follows:

2.1 Termination of Service

If the Executive terminates service as an employee with the Company (other than for “Specially-Defined Cause”, as such term is defined in Section 2.6.1), he shall receive his Accrued Benefit (determined as of his last day of employment) as soon as reasonably practicable following his separation from service, but in no event later than thirty (30) days following such separation from service; provided, however, that if the Executive is a “specified employee” within the meaning of Section 409A of the Code, the Executive’s payment shall not be made sooner than six (6) months and one day following his separation from service from the Company.

6.	Section 2.2 is hereby amended to read as follows:

2.2 Lesser Benefit Paid on Early Retirement

If the Executive receives a payment under Sections 2.1, 2.3, 2.4 or 2.7 and such payment is made on a date before his Normal Retirement Age, the benefit shall be the benefit that would have been payable if the benefit had been paid at the Executive’s Normal Retirement Age less 6% of the Accrued Benefit for each year by which payment of the benefit is advanced.

7.	Section 2.3 is hereby amended to read as follows:

2.3 Disability

2.3.1 In the event that the Executive shall become “disabled” (as defined below) while in the employ of the Company and prior to his Normal Retirement Date, he shall become fully vested in his Accrued Benefit, computed at the time of the Executive’s Disability. He shall commence to receive such Accrued Benefit as soon as reasonably practicable following the date he is considered “disabled” as defined below, but in no event later than thirty (30) days following such date. For purposes of the accrual of benefits under this Agreement, time spent on Disability shall not be deemed to be time spent as an employee of the Company. Payments under this Section 2.3 shall be in addition to any payments otherwise payable to the Executive as a result of Disability under any other plans or agreements in effect from time to time.

2.3.2 The Executive shall be considered to be “disabled” or under “Disability” when he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for continuous period of not less than 12 months. The Executive shall be considered to be no longer “disabled” at such time as he returns to work in a position with responsibilities comparable to those inherent in the position in which he was employed on the date he became “disabled.”

2.3.3 If the Executive recovers from his Disability and returns to the employ of the Company, upon his subsequent termination of service as an employee of the Company he shall be entitled to such retirement or termination benefits as he has accrued during his employment at the Company before and after his Disability.

2.3.4 In the event there is disagreement as to whether the provisions of this Section 2.3 are applicable, the Company and the Executive (or his personal representative) each shall select a physician. If the physicians are in disagreement, they shall select a third physician. A majority opinion of the three (3) physicians as to Disability shall be binding on all the parties hereto. The parties agree that the Company will, regardless of the outcome of this procedure, reimburse the Executive (or his surviving spouse or Beneficiaries, as the case may be) for the reasonable and necessary fees and costs directly attributable to such procedure.

8.	Section 2.4 is hereby amended to read as follows:

2.4 Death Benefits

If the Executive should die prior to commencement of benefits hereunder, the Accrued Benefit shall be payable in a lump sum to the Executive’s Beneficiaries commencing as soon as reasonably practicable following the date of the Executive’s death, but in no event later than thirty (30) days following such date.

9.	A new Section 2.7 is hereby added to read as follows:

2.7 Payments

Unless the Executive’s Accrued Benefit is paid to the Executive pursuant to another provision of this Section 2, the Executive’s Accrued Benefit shall be paid to the Executive in a lump sum on January 31, 2008.

10.	Notwithstanding any provision in the Agreement to the contrary, the Agreement is terminated effective January 29, 2007.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the day and year first written above.

BOSTON COMMUNICATIONS, GROUP, EXECUTIVE INC.

By:	/s/ Thomas Doherty	By:	/s/ E. Y. Snowden
Name:	Thomas Doherty	Name:	E. Y. Snowden
Title:	Acting Chief Financial Officer	Date signed: 1/29/07
Date signed: 1/12/07